Exhibit 99.1

                                                    For Information
                                                    Brent A. Collins
                                                    303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS & GUIDANCE UPDATE
AND ANNOUNCES QUARTERLY EARNINGS CALL

DENVER, October 15, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of its operations through September 30, 2007, and updates its guidance for the third quarter and the full year of 2007.  The Company also has scheduled its third quarter earnings conference call for November 2, 2007.

Tony Best, President and CEO, commented, “I am very pleased with the Company’s performance in the third quarter.  We have continued to execute on our 2007 business plan, made significant progress in several of our key resource areas, and expanded our presence in the Olmos shallow gas play in South Texas.  2007 is shaping up to be a solid year, and we are laying the groundwork for more success in 2008.”

OPERATIONS UPDATE

In the third quarter of 2007, St. Mary participated in the completion of 133 conventional wells, of which 131 were successfully completed (98% success rate).  The Company recompleted 35 wells, with 31 of those being successful (89% success rate).  As of the end of the quarter, St. Mary was conducting or participating in 81 completions and 19 recompletions.  Presently, the Company is operating 14 conventional drilling rigs and six coalbed methane drilling rigs.

MID-CONTINENT REGION

In the Mid-Continent region, all 22 completion attempts undertaken during the quarter were successful.  At quarter end, the Company was performing or participating in 20 completions and six recompletions.

In the horizontal Woodford shale program in the Arkoma Basin, the Company has completed three operated wells since our last operational update on August 2, 2007.  One of these wells, the Wanda 1-10 (SM 86% WI) was a research effort to test a completion technology that is employed in the Barnett shale which if successful could have meaningfully reduced costs in the program.  The Wanda 1-10 had an average initial ten day sales rate of 1,600 MCFED.  The Company believes that more traditional completion techniques are preferential to the completion design deployed on this well.  The other two wells were drilled and completed using the same design as our previously announced successful Duncan Shores 1-1 well (SM 81% WI).  The Duncan Shores well had an average initial ten day sales rate of 2,300 MCFED gross, and is now currently producing 3,200 MCFED gross.  The Phillips 5-12 (SM 83% WI) had an average initial ten day sales rate of 2,700 MCFED gross, which is in line with better wells in the field.  The James 1-34 (SM 72% WI) did not perform as had been expected with an average initial ten day sales rate of 500 MCFED, however the production rate has increased to a recent ten day average of 800 MCFED.  This well is still being evaluated to see what can be learned from this completion.  The Company is early in the development of the play with 13 horizontal wells targeting the Woodford now drilled and completed.  St. Mary is encouraged with these more recent results and believes the Duncan Shores, Phillips, and James wells have improved the understanding of the reservoir system and validated the well design that will be used going forward.  Current operating activity includes one well waiting on completion with a second well drilling.  The Company plans on operating two rigs in the play for the remainder of the year.

In the Mayfield development area in the Anadarko Basin of western Oklahoma, St. Mary is operating two drilling rigs at this time.  The Company had a notable Granite Wash completion during the quarter at the Sue 10-20 well (SM 100% WI) which had an average initial ten day sales rate of 4,200 MCFED.  The Company is focused on additional Granite Wash opportunities and high-grading the Atoka program.

ARKLATEX REGION

St. Mary was successful in all 39 completions that took place in the region during the quarter.  Operated and non-operated activity in the region at quarter end consisted of 17 wells completing and eight wells recompleting.

The Company continues to realize impressive results in the James Lime play.  During the quarter, the Company completed the Weyerhaeuser 11-2 and Weyerhaeuser 12-2 (both SM 100% WI) at Spider Field for initial ten day average rates of 3,000 MCFED and 3,200 MCFED, respectively.  The previously announced St. Mary operated George Smith 1 (SM 67% WI) and Middlebrook 1-H (SM 29% WI) wells, which were drilled as extensions to the Company’s historic James Lime development area, continue to meet expectations with current ten day average production rates of 800 MCFED and 1,400 MCFED, respectively.  St. Mary is currently operating two rigs in its James Lime program and continues to work on increasing its acreage position in this expanding play.

In the Cotton Valley programs, development of the Elm Grove and Terryville fields continues to move at a solid pace.  In Elm Grove, there are currently three non-operated rigs working on St. Mary acreage in the play.  In the Terryville Field, there are currently two non-operated rigs operating on acreage in which St. Mary has an interest.  Recent wells drilled by our operating partners on acreage in which we have an interest have met Company expectations.

PERMIAN REGION

The Permian region successfully completed 25 of the 26 wells attempted in the third quarter (96% success rate).  At quarter end, 16 wells were completing and two wells were recompleting.

The tight oil program targeting the Permian age Spraberry interval, now widely referred to in the industry as the Wolfberry play, continues to move ahead.  This program consists of the operated Sweetie Peck assets and the outside operated program at Halff East.  At Sweetie Peck, the typical new well performance continues to meet or exceed the expectations set at the time of its acquisition in late 2006.  St. Mary is currently running three rigs at Sweetie Peck.  The reduction in the rig count at Sweetie Peck was the result of operational performance on two of the rigs that were working for St. Mary.  As a result of this reduction, the Company expects to drill fewer wells at Sweetie Peck than the 54 wells originally envisioned earlier in the year and is exploring ways to optimize the drilling plan in the program area.  St. Mary is in the process of transitioning the drilling operations of Sweetie Peck in-house from outside contract operators.  As the Midland staff grows, the Company expects to improve its drilling performance and costs.  The production contribution for 2007 from Sweetie Peck is expected to meet its budget due to activity in the program operating ahead of schedule throughout most of the year.  Production from the Sweetie Peck assets was 3,200 BOED net at the end of the quarter, up from approximately 3,100 BOED as of June 30, 2007.

At Halff East, the Company has an approximately 65% working interest in this Wolfberry development.  Originally, 15 wells were budgeted to be drilled in this program in 2007.  The Company has reallocated capital to the program and now plans to participate in more than twice the original number of wells that were originally scheduled as the program is exceeding original expectations.  There are currently two rigs operating in the program area.  East Halff production from the non-operated tight oil program was  approximately 790 BOED net at the end of the third quarter, up from roughly 570 BOED net at June 30, 2007, and 220 BOED net at the end of 2006.

Between the operations at Sweetie Peck and Halff East, the Company expects to drill or participate in the drilling of approximately 80 wells in the Wolfberry compared to an original budget of 69 wells.

GULF COAST REGION

At the recently acquired SW Catarina Field in South Texas, St. Mary completed eight operated Olmos wells during the third quarter.  At quarter end, one well was waiting on completion and one well was drilling.  One operated rig is scheduled at Catarina Field for the remainder of the year.  Subsequent to quarter end, the Company closed the previously announced $153 million acquisition of the Gold River North Field in South Texas from Rockford Energy Partners II, LLC.  The Gulf Coast region is currently transitioning operations at Gold River North Field.  St. Mary plans to operate one to two rigs in this field for the remainder of the year.
Elsewhere in the Gulf Coast, St. Mary had two exploration discoveries in the third quarter from its direct hydrocarbon indicator program at the Company operated EW Brown Jr. 109 #1 (SM 50% WI) and the outside operated Amber Jack prospect (SM 37.5% WI).  Both wells target mid-Miocene era sands and are anticipated to be on production near the end of 2007.  The Company also continues to complete and develop a number of previously announced exploration wells.

ROCKY MOUNTAIN REGION

During the third quarter, there were 37 successful completions out of 38 attempts (97% success rate) in the Rocky Mountain region, exclusive of coalbed methane wells.  At quarter end, St. Mary was conducting or participating in 18 completions and two recompletions.  The Company currently has four operated rigs dedicated to its conventional drilling program.

Natural gas prices in the Rocky Mountains have been under intense downward pressure in recent months, which has impacted not only St. Mary but also other Rocky Mountain producers.  It is worth noting that roughly 70 percent of the Company’s production in the Rocky Mountain region is oil and a meaningful portion of our natural gas production is gas associated with our oil production.  The Company’s exposure to Colorado Interstate Gas (CIG) natural gas pricing is relatively small, representing approximately seven percent of St. Mary’s total equivalent production.

In the Rocky Mountain conventional program, St. Mary’s operating efforts have been focused on programs targeting Mississippian aged intervals and the Red River formation in the Williston Basin, as well as a Bakken infill program in Montana.  The Company continues to monitor activity targeting the Bakken formation in North Dakota, particularly in Burke and Mountrail counties near the Nesson anticline where the Company has approximately 47,000 gross and 32,000 net acres.  In the Greater Green River Basin, St. Mary has deferred a number of projects due to the natural gas pricing environment mentioned above.

At the Hanging Woman Basin coalbed methane program, 391 wells were producing at the end of the third quarter compared to 360 at the end of the second quarter.  Due to the pressure on natural gas prices referred to above, the Company has restrained gas production at Hanging Woman while ensuring transportation obligations are being met and necessary dewatering efforts can continue.  At the end of September 2007, Hanging Woman Basin gas production was approximately 11,100 MCFED gross and 6,800 MCFED net.  St. Mary is presently operating six rigs in this program.

DIVESTITURE UPDATE

The data room for the Company’s previously announced divestiture of non-core oil and gas properties has opened and the marketing process is underway.  Bids are expected to be received in mid-November.  The divestiture is currently expected to close before year end, assuming St. Mary receives acceptable value for the properties.  Inquiries regarding the divestiture package should be directed to the third party marketing firm, Albrecht & Associates, Inc. at (713) 951-9586.

UPDATED FORECAST

The Company updates its forecast for the third quarter and full year of 2007 as follows:

	3rd Quarter	Year
Oil and gas production	27.0 - 28.0 BCFE	106.0 – 107.0 BCFE
Lease operating expenses,
including transportation	$1.44 - $1.48/MCFE	$1.40 - $1.44/MCFE
Production taxes	$0.54 - $0.58/MCFE	$0.56 - $0.60/MCFE
General and administrative	$0.42 - $0.46/MCFE	$0.45 - $0.48/MCFE
Depreciation, depletion & amort.	$2.12 - $2.16/MCFE	$2.07 - $2.11/MCFE
Exploration	$16.0 - $17.0 million
Non-cash charge related to the change in the Net Profits Plan liability	$2.5 – $3.5 million

Lease operating expense was adversely impacted by a significant unscheduled workover to repair parted tubing on a well at Judge Digby Field in the Gulf Coast region, which resulted in a $0.03 per MCFE increase in this expense.  A number of workovers were also performed in the Rocky Mountain region in the third quarter as maintenance and repair crews accelerated activity before the winter weather season.  The nature of workover activity makes it difficult to forecast the occurrence and/or magnitude for these expenses.

St. Mary estimates that its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the third quarter of 2007 will be $3.00 to $4.00 per barrel for oil and $0.30 to $0.40 per MCFE for gas.

EARNINGS CONFERENCE CALL

St. Mary is scheduled to release third quarter 2007 earnings after the close of trading on the NYSE on November 1, 2007.  The teleconference call to discuss third quarter results is scheduled for November 2, 2007 at 8:00 am (MDT).  The call participation number is 888-424-5231.  A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through November 16 at 800-642-1687, conference number 19138412.  International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 19138412.  In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.”  An audio recording of the conference call will be available at that site through November 16.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements.  Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the pending nature of the announced divestiture of non-core oil and gas properties as well as the ability to complete the transaction, the uncertain nature of the expected benefits from the divestiture of oil and gas properties and the amount of expected proceeds to be received from the divestiture, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, unsuccessful exploration and development drilling, the imprecise nature of estimating oil and natural gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-19
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